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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Partners
Liberty High Income Plus Limited Partnership:


     We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-12809) of Innkeepers USA Trust of our report dated February 20, 1995 with respect to the balance sheets of Liberty High Income Plus Limited Partnership as of December 30, 1994 and December 31, 1993 and the related statements of operations, changes in partners' equity (deficit) and cash flows for the 52-week periods ended December 30, 1994, December 31, 1993, and January 1, 1993 which report appears in the Form 8-K/A of Innkeepers USA Trust dated December 1, 1995.


                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts

October 1, 1996